Exhibit 99.1

FOR IMMEDIATE RELEASE

J.B. Hunt Transport Services, Inc. Announces CFO Retirement, Appointment

LOWELL, ARKANSAS, July 20, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced  today that Jerry W. Walton, Executive Vice-President, Finance and Administration and Chief Financial Officer, will retire on September 30, 2009.  David Mee, currently Senior Vice President of Tax and Risk Management and Corporate Secretary, will assume the position of Executive Vice-President Finance and Administration and Chief Financial Officer following the conclusion of the third quarter.  Mr. Walton, who will remain available as an advisor to the Company, was appointed CFO in 1991.

Mr. Walton commented, “In my 41 year business career I have been blessed to work for two great firms, JBHT and KPMG.  I look forward now to spending more time with my family and friends and improving my golf game.  I thank the Hunt family and Kirk Thompson and all my other colleagues at JBHT for the privilege of working with them.  I may be leaving the Company as an employee but not as a shareholder as I truly believe JBHT has more opportunity today than at any other time in the history of the Company.  The depth of management in the financial group and throughout the Company is strong.  In my view, that management is poised to and capable of taking advantage of the opportunities.”

Kirk Thompson, President and CEO, stated “Jerry has been a tremendous asset to J.B. Hunt Transport Services throughout the years, both as an employee and colleague and as an outside advisor while a partner in KPMG’s Little Rock office.  We thank him for his unwavering dedication and substantial contributions to the Company and we wish him well in his well-deserved retirement.  We are pleased to say that Jerry will be available as an advisor to the Company, although we intend to ensure that Jerry enjoys his retirement.

Mr. Thompson continued, “Succession planning is an important part of our Company’s strategy and we have been preparing for this inevitable day for some time.  Jerry has mentored and developed an organization of qualified, key managers including his successor.  We are fortunate to have had Dave Mee in our Company for the last 16 years.  He is well prepared to step into this important role.  Dave has a thorough understanding of our businesses and strategies and brings strong analytical and critical thinking skills to the position which will serve our shareholders well.  We are confident in Dave’s abilities and intricate knowledge of the Company.  We look forward to a smooth transition.”

Mr. Mee has been at JBHT for 16 years, having joined the Company shortly after Jerry’s arrival.  He previously worked directly with Jerry at KPMG for 10 years.  Mr. Mee earned a BA Degree from Westminster College and is a Certified Public Accountant.

About J.B. Hunt

J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average and the NASDAQ-100 Index. For more information about our Company, visit www.jbhunt.com.